                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      HUTCHINSON TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park
Hutchinson, Minnesota 55350
320/587-3797

                                                               December 17, 1998

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, commencing at 10:00 a.m., Minneapolis time, on Tuesday, January 26, 1999.

    The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

    We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire.

                                          Sincerely,

                                          /s/ Wayne M. Fortun

                                          Wayne M. Fortun

                                          CHIEF EXECUTIVE OFFICER

                       HUTCHINSON TECHNOLOGY INCORPORATED

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 26, 1999

                            ------------------------

    The Annual Meeting of Shareholders of Hutchinson Technology Incorporated will be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, commencing at 10:00 a.m., Minneapolis time, on Tuesday, January 26, 1999 for the following purposes:

 1. To elect a Board of Directors of eight directors, to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

 2. To approve the Hutchinson Technology Incorporated Employee Stock Purchase Plan.

 3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 26, 1999.

 4. To transact such other business as may properly be brought before the meeting.

    The Board of Directors has fixed November 30, 1998 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

    YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO BEING EXERCISED, AND RETURNING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

                                          By Order of the Board of Directors,

                                          /s/ John A. Ingleman

                                          John A. Ingleman

                                          SECRETARY

Hutchinson, Minnesota

December 17, 1998

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

    The enclosed Proxy is being solicited by the Board of Directors of Hutchinson Technology Incorporated (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Tuesday, January 26, 1999 at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota at 10:00 a.m. and at any adjournments thereof. Only shareholders of record at the close of business on November 30, 1998 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form which are properly signed, duly returned to an officer of the Company and not revoked will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by notice in writing to an officer of the Company of termination of the Proxy's authority or a properly signed and duly returned Proxy bearing a later date.

    The address of the principal executive office of the Company is 40 West Highland Park, Hutchinson, Minnesota 55350 and the telephone number is (320) 587-3797. The mailing of this Proxy Statement and the Board of Directors' form of Proxy to shareholders will commence on or about December 17, 1998.

    Shareholder proposals intended to be presented at the Annual Meeting of Shareholders in the year 2000 that are requested to be included in the Proxy Statement for that meeting must be received by the Company at its principal executive office no later than August 19, 1999. Any other shareholder proposals intended to be presented at the Annual Meeting of Shareholders in the year 2000 must be received by the Company at its principal executive office no later than November 2, 1999.

    The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A shareholder voting through a Proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of December 1, 1998, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, each director, each director-nominee, each executive officer named in the Summary Compensation Table on page 10, and all executive officers, directors and director-nominees as a group. At December 1, 1998 there were 19,784,489 shares of Common Stock, par value $.01, issued and outstanding, each of which is entitled to one vote.

             NAME OF BENEFICIAL OWNER                 AMOUNT AND NATURE OF        PERCENTAGE OF
               OR IDENTITY OF GROUP                 BENEFICIAL OWNERSHIP (1)    OUTSTANDING SHARES
--------------------------------------------------  -------------------------   ------------------
Bowman Capital Management, LLC                           1,060,000(2)                   5.36
    San Mateo, California 94402
Gotham Advisors, Inc., Zweig-DiMenna International       1,037,000(3)                   5.24
  Managers, Inc., Zweig-DiMenna Investors, L.P.,
  Zweig-DiMenna Partners, L.P. and Zweig-DiMenna
  Special Opportunities, L.P. (3)
    New York, New York 10022
Zweig-DiMenna International Limited(3)
    Nassau, Bahamas
Jeffrey W. Green                                           997,668(4)                   4.95
Wayne M. Fortun                                            819,426(5)                   4.02
W. Thomas Brunberg                                           4,650(6)                *
Archibald Cox, Jr.                                          33,000(7)                *
James E. Donaghy                                             5,000(8)                *
Harry C. Ervin, Jr.                                         16,500(9)                *
Steven E. Landsburg                                          5,000(10)               *
Richard N. Rosett (11)                                      16,435(12)               *
Richard C. Solum                                             3,000(13)               *
John A. Ingleman                                           170,640(14)               *
Richard J. Penn                                             98,320(15)               *
R. Scott Schaefer                                           83,890(16)               *
Executive officers and directors as a group (14          2,543,957(17)                 12.01
  persons)

------------------------

*   Less than 1%.

(1) Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2) The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed by Bowman Capital Management, LLC ("Bowman, LLC") and

    Lawrence A. Bowman on May 22, 1998, and reflects beneficial ownership by Bowman, LLC as of May 15, 1998.

 (3) The 1,037,000 shares indicated in the table is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed jointly on June 12, 1998 by Gotham Advisors, Inc., Zweig-DiMenna International Managers, Inc., Zweig-DiMenna Investors, L.P., Zweig-DiMenna Partners, L.P., Zweig-DiMenna Special Opportunities, L.P. and Zweig-DiMenna International Limited (the "Entities"), and reflects aggregate beneficial ownership of the Entities as of June 2, 1998.

 (4) Of these shares, 660 are held by Mr. Green in joint tenancy with his wife and 133,800 are held in an IRA for Mr. Green. Includes 351,300 shares covered by currently exercisable options granted to Mr. Green.

 (5) Of these shares, 150,989 are held by Mr. Fortun in joint tenancy with his wife. Includes 614,170 shares covered by currently exercisable options granted to Mr. Fortun.

 (6) Of these shares, 750 are held in trusts, 600 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg's wife. Includes 3,000 shares covered by currently exercisable options granted to Mr. Brunberg.

 (7) Includes 3,000 shares covered by currently exercisable options granted to Mr. Cox.

 (8) Of these shares, 1,700 are held by Mr. Donaghy's wife and 300 are held in a living trust of which Mr. Donaghy is settlor, beneficiary and co-trustee, and over which he exercises both investment control and the power to revoke the trust. Includes 3,000 shares covered by currently exercisable options granted to Mr. Donaghy.

 (9) Includes 3,000 shares covered by currently exercisable options granted to Mr. Ervin.

(10) Includes 3,000 shares covered by currently exercisable options granted to Mr. Landsburg.

(11) Mr. Rosett, a director, has reached retirement age and will not be a nominee for re-election to the Board of Directors.

(12) Of these shares, 12,135 are held by Mr. Rosett's wife and 300 are held in an IRA for Mr. Rosett's wife. Includes 3,000 shares covered by currently exercisable options granted to Mr. Rosett.

(13) All of these shares are held in an IRA for Mr. Solum.

(14) Of these shares, 71,700 are held by Mr. Ingleman in joint tenancy with his wife. Includes 98,940 shares covered by currently exercisable options granted to Mr. Ingleman.

(15) All of these shares are covered by currently exercisable options granted to Mr. Penn.

(16) Includes 40,570 shares covered by currently exercisable options granted to Mr. Schaefer.

(17) Includes 1,396,950 shares covered by currently exercisable options granted to executive officers and directors of the Company.

                             ELECTION OF DIRECTORS

    The By-Laws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than three nor more than nine directors, which number shall be determined by the shareholders at their annual meeting. Each director shall be elected at the Annual Meeting of Shareholders for a term of one year or until a successor is elected and has qualified. The Board of Directors has recommended that the number of directors to be elected for the ensuing year be set at eight and has nominated the eight persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board of Directors.

    All of the nominees named below, except Mr. Solum, are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

    The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the eight nominees named below.

    The following table sets forth certain information as to each nominee for the office of director:

       NAME         AGE                     POSITION
------------------  ---   --------------------------------------------
Jeffrey W. Green    58    Chairman of the Board and Director

Wayne M. Fortun     49    President, Chief Executive Officer and Chief
                            Operating Officer and Director

W. Thomas Brunberg  58    Director

Archibald Cox, Jr.  58    Director

James E. Donaghy    64    Director

Harry C. Ervin,     69    Director
Jr.

Steven E.           44    Director
Landsburg

Richard B. Solum    54    Director-Nominee

    Mr. Green is a co-founder of the Company and has served as a director since the Company's formation in 1965. Mr. Green has been Chairman of the Board since January 1983, and served as the Company's Chief Executive Officer from January 1983 to May 1996. Mr. Green is also a director of Mediwave, Inc. and Applied Biometrics, Inc.

    Mr. Fortun became a director in 1983. He has been with the Company since 1975 and was elected President and Chief Operating Officer in January 1983 and Chief Executive Officer in May 1996. Mr. Fortun is also a director of G&K Services, Inc. and Excelsior-Henderson Motorcycle Manufacturing Company.

    Mr. Brunberg became a director of the Company in 1975. He is a certified public accountant and has been a shareholder in the Minneapolis accounting firm of Brunberg Thoresen Diaby & Associates, Ltd. since March 1991.

    Mr. Cox became a director of the Company in 1996. Mr. Cox has been Vice Chairman and President of Magnequench International, Inc., a manufacturer of magnets and magnetic material, since October 1995. He has been Chairman of Sextant Group, Inc., a financial advisory firm, since August 1993. Mr. Cox served as a Managing Director of Tiger Management Company, a hedge fund, from November 1993 to June 1994.

    Mr. Donaghy became a director of the Company in 1992. Since January 1991, Mr. Donaghy has been Chief Executive Officer and a director of Sheldahl, Inc. ("Sheldahl"), a manufacturer of laminates, composite materials and flexible electronic interconnects, and served as the President of Sheldahl from January 1991 to September 1997.

    Mr. Ervin became a director of the Company in 1969. Mr. Ervin, who is now retired, was a Vice President of Dain Bosworth Incorporated, an investment banking firm, from April 1988 through June 1996.

    Mr. Landsburg became a director of the Company in 1997. He has been an Associate Professor of Economics at the University of Rochester since September 1991.

    Mr. Solum has been a partner in the law firm of Dorsey & Whitney LLP since July 1, 1998. Mr. Solum was a judge of the Hennepin County District Court from January 1992 through June 1998. Mr. Solum previously served as a director of the Company from 1977 until January 1992.

    None of the above nominees is related to each other or to any executive officer of the Company.

    The Company has an audit committee consisting of Richard N. Rosett (Mr. Rosett has reached retirement age and will not be a nominee for re-election to the Board of Directors), W. Thomas Brunberg and James E. Donaghy. The audit committee had three meetings in fiscal year 1998. The audit committee meets with the Chief Financial Officer and the Company's internal auditor and independent public accountants, and monitors and reviews the Company's system of internal controls, approves the scope and timing of the independent public accountants' audit and discusses the meaning and significance of the audited financial results. The Company has a compensation committee consisting of Harry C. Ervin, Jr., Archibald Cox, Jr. and Steven E. Landsburg, which grants or makes recommendations to the Board of Directors concerning employee stock options, bonuses and other compensation. The compensation committee had three meetings in fiscal year 1998. The Company does not have a nominating committee.

    The Board of Directors held ten meetings during fiscal year 1998.

    Each non-employee director of the Company receives an annual fee of $16,000 and a fee of $900 for each Board meeting and $500 for each Board committee meeting attended by the director.

    All persons serving as non-employee directors of the Company are entitled to receive retirement benefits under the Company's Directors' Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, following cessation of service as a director of the Company (i) after at least five years of service on the Board of Directors, (ii) upon reaching age 65, or (iii) regardless of the length of service on the Board of Directors, as a result of such non-employee director's death or permanent disability while a director, a non-employee director (or his or her beneficiary) will receive a cash retirement benefit equal on an annual basis to the amount of the annual retainer fee (exclusive of meeting fees) in effect at the time such individual ceases to serve on the Board of Directors. The benefit is payable no less frequently than annually for a period equal to one-half of the period such non-employee director served on the Board of Directors up to a maximum payment period of five years. Payments otherwise due in installments may become payable in a lump sum upon the occurrence of certain change of control events specified in the Retirement Plan.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The compensation committee of the Company's Board of Directors (the "Committee"), which is composed entirely of independent, outside directors, establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the Company's stock option program. The Committee's intent is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward Company executives for achieving the financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's executive compensation package consists of three main components: (i) base salary; (ii) annual cash bonuses; and (iii) stock options. Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductibility of compensation over $1 million paid by a company to certain executive officers. The Section 162(m) limit does not apply to "performance-based compensation", and the stock options granted to executives in fiscal year 1998 pursuant to the Company's 1988 Stock Option Plan and the Company's 1996 Incentive Plan have been structured to qualify as performance-based compensation for these purposes. The Company also believes that cash bonuses paid under the Hutchinson Technology Incorporated Incentive Bonus Plan (the "Bonus Plan"), if any, will qualify as performance-based compensation for Section 162(m) purposes and be deductible by the Company under current federal income tax laws.

BASE SALARY

    The base salary of each executive officer of the Company other than the Company's Chairman of the Board of Directors (the "Chairman"), but including the Company's Chief Executive Officer (the "CEO"), is determined annually by the Committee after considering the compensation levels of personnel with similar responsibilities at other companies in high technology industry and in manufacturing generally and, to a lesser extent, the Company's financial performance during the prior fiscal year. With respect to the Company's Chairman, base salary is determined annually by the Committee after considering the compensation levels of personnel with similar responsibilities at Minnesota-based publicly-held corporations, as well as, to a lesser extent, the Company's financial performance during the prior fiscal year. In the case of executive officers other than the CEO and the Chairman, the individual performance of each executive officer is also given significant weight. Salary decisions concerning executive officers are made by the Committee at the beginning of each fiscal year of the Company in a review process which includes recommendations of the CEO and the Chairman for all executive officers other than themselves.

    To maintain a competitive level of executive compensation and retain superior personnel, the Committee annually evaluates the salary for each executive officer's position (other than the Chairman) based on two surveys on executive compensation for manufacturers in high technology industry and for manufacturers generally (the "Surveys"). Using the Surveys, the base salary of the CEO was targeted in fiscal year 1998 by the Committee to be at the median of the salary range for chief executive officers. With respect to all other executive officers, base salaries are targeted initially to be in line with the industry median for similar positions, as presented in the Surveys, with variations above or below the median based on individual performance, experience and job responsibility. All four peer companies constituting the Peer Composite Index presented in the performance graph on page 13 of this Proxy Statement are included in one of the Surveys, and three of the four of such peer companies are included in the other Survey.

    With respect to the Company's Chairman, the Committee reviews salary data contained in a survey on executive compensation for chief executives, including chairmen of the board, of one hundred Minnesota-based publicly-held corporations (the "Minnesota Data"), focusing on corporations in which the executive position of "chairman of the board" is separate from the executive position of "chief executive officer". The Minnesota Data indicated wide variations in base salary for the executive position of "chairman of the board." The Committee assessed the expected job responsibilities of the Chairman for fiscal year 1998 and the time required to meet such duties, and arrived at a base salary for such fiscal year based on a proportion of the base salary paid to the Chairman in fiscal year 1997.

    With respect to all executive officers, including both the CEO and the Chairman, in addition to the Surveys, the Company's financial performance during the prior fiscal year also is considered in the Committee's annual review of base salaries. Current measures of financial performance are operating income and return on assets, each of which is of substantially equivalent importance in determining compensation.

    With respect to all executive officers other than the CEO and the Chairman, the individual performance and achievements of each executive officer in the prior fiscal year also are given significant weight in the Committee's annual review of base salaries. Individual performance is assessed by an annual written performance appraisal and by quarterly reviews of specific "results objectives." The appraisal evaluates each officer's performance in areas such as leadership, vision setting, motivation and development of employees and global economic marketing and business know-how, and is prepared by the CEO following interviews by the CEO and certain members of his executive staff with each officer's peers and subordinates and discussion with the Chairman. In addition, the CEO and certain members of his executive staff assess each officer's achievement of specific "results objectives" developed by turning corporate financial and strategic goals into specific personal objectives to be accomplished each fiscal quarter by each officer.

ANNUAL INCENTIVE COMPENSATION

    The Bonus Plan is designed (i) to provide incentives to the executive officers of the Company and its subsidiaries to produce a superior return to the Company's shareholders, (ii) to encourage such executive officers to remain in the employ of the Company and its subsidiaries, and (iii) to qualify compensation paid pursuant to the Bonus Plan as performance-based compensation within the meaning of Section 162(m). Executive officers of the Company and its subsidiaries are eligible to participate in the Bonus Plan, which is administered by the Committee. The Committee selects annually the executive officers it deems appropriate to participate in the Bonus Plan for that year. In fiscal year 1998, all of the nine eligible executive officers of the Company, including the CEO and the Chairman, were selected by the Committee to participate in the Bonus Plan.

    The Bonus Plan provides that within 90 days following the start of a specified "Performance Period," which is the Company's fiscal year, the Committee will select performance targets ("Targets"), the attainment of which will entitle the designated participants for that year to receive an award of bonus compensation, payable under the Bonus Plan in cash. Targets selected by the Committee for a Performance Period may be based on any one or more of the following: net earnings before or after income taxes; gross revenues; operating expenses; operating income; total shareholder return; or return on assets. Targets may be expressed in absolute amounts or measured on a per share basis or as a percentage change from preceding Performance Periods, and Targets may relate to one or more of corporate, group, unit, division, affiliate or individual performance.

    For fiscal year 1998, the Committee selected Targets intended as a means of assessing the Company's overall corporate financial performance. The Targets set
(i) a minimum threshold to be achieved with respect to the Company's actual return on assets, and (ii) the Company's corporate goals for both operating income and return on assets. The Targets for corporate goals were selected by the Committee in conjunction with recommendations by the CEO and the Chairman at the start of the fiscal year. Bonuses for executive officers, including the CEO and the Chairman, are paid under the Bonus Plan only if the Company achieves both the minimum prescribed level of actual return on assets as well as a minimum prescribed percentage of the corporate goals for operating income and return on assets that have been set as Targets under the Bonus Plan.

    If the required threshold levels of overall corporate financial performance (set by the Committee as Targets under the Bonus Plan) are achieved, bonuses for executive officers, including the CEO and the Chairman, are determined by the Committee based on a percentage (the "Bonus Percentage") of base salary that is assigned to each participating executive officer by the Committee at the start of the fiscal year. With respect to the CEO, the Bonus Percentage is set by the Committee after reviewing incentive compensation information for individuals in a similar position, as presented in the Surveys. With respect to the Chairman, the Bonus Percentage is set by the Committee after assessing the expected job responsibilities of the Chairman for the upcoming fiscal year. The Bonus Percentage for executive officers other than the CEO and the Chairman is set by the Committee after comparing each such officer's job responsibilities to those of comparable jobs, and the bonus percentage associated with such comparable jobs, as presented in the Surveys.

    The bonus amount actually paid to each executive officer, including the Chairman and the CEO, will be based on the magnitude of positive overall corporate financial performance over the threshold level. If the threshold level of return on assets is attained, the total bonus paid to each executive officer is calculated by multiplying (i) the ratio of the Company's actual return on assets to the corporate goal for return on assets, (ii) the ratio of the Company's actual operating income to the corporate goal for operating income,
(iii) the applicable Bonus Percentage for such officer, and (iv) the base salary for such executive officer. The maximum percentage of base salary that will be paid under the Bonus Plan to each officer is twice the Bonus Percentage assigned to such officer.

    The Bonus Plan permits the Committee, at any time during or after a Performance Period, and in its sole discretion, to reduce or eliminate an award payable to any participant for any reason. To that end, the CEO reviews the individual performance of each executive officer, other than himself and the Chairman, for the subject fiscal year, based on the written performance appraisals and "results objectives" described above, and summarizes such reviews for the Committee. Based on such reviews of individual performance, the Committee may determine to reduce or eliminate any award that would otherwise be payable under the Bonus Plan.

    The Company's fiscal year 1998 overall corporate financial performance did not meet the minimum prescribed threshold level for the Company's actual return on assets or the minimum prescribed percentages of the Company's corporate goals for operating income and return on assets, set as Targets under the Bonus Plan by the Committee. As a result, neither the CEO nor the Chairman nor any other executive officer received any cash bonus for fiscal year 1998.

STOCK OPTIONS

    The Company's stock option program is intended to provide a long-term incentive for executive officers and other key employees. The purpose of the program is to promote the interests of the Company and its shareholders by providing all employees with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the Company believes the program will aid in attracting and retaining personnel of outstanding ability by providing such personnel with an opportunity to acquire a proprietary interest in the Company.

    The Company's 1988 Stock Option Plan is administered by the Committee and authorizes the Committee to grant to key employees, including all executive officers, options to purchase Common Stock of the Company. The Company's 1996 Incentive Plan is administered by the Committee and authorizes the Committee to grant options to purchase Common Stock of the Company to any full-time employee, including all executive officers, and to other individuals who are not employees but who provide services as advisors or consultants. Generally, options (under either the Company's 1988 Stock Option Plan or 1996 Incentive Plan) are granted annually to purchase shares of Common Stock over a ten-year period at the fair market value per share at the time the options are granted. Options granted during fiscal year 1998 generally are not exercisable for one year after the date of grant.

    The number of options to be awarded to the CEO and the Chairman is determined by the Committee on the basis of its view of each such officer's long-term individual performance and the overall strategic contribution of each such individual to corporate performance. Option grants to the CEO and the Chairman are made on the same terms as all other options granted by the Committee to other employees of the Company. In determining the number of options to be granted, the Committee takes into account the number of options then held by the CEO and the Chairman and the number of options granted as a percentage of all outstanding shares.

    The number of options to be awarded to each executive officer, other than the CEO and the Chairman, is proposed by the CEO on the basis of his view of each officer's long-term individual performance and the overall strategic contribution of such officer to corporate performance, taking into account individual promotions during the fiscal year. The Committee reviews the recommendations of the CEO and approves the final list of such option recipients and the amounts of the awards. As with the CEO and the Chairman, in determining the number of options to be granted, the Committee takes into account the number of options then held by the officers receiving such grants and the number of options granted as a percentage of all outstanding shares.

                                          Compensation Committee:

                                          Harry C. Ervin, Jr., Chairman
                                          Archibald Cox, Jr.
                                          Steven E. Landsburg

                           SUMMARY COMPENSATION TABLE

    The following table shows, for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended September 27, 1998, as well as compensation earned by each such person for the two previous fiscal years:

                                                                       LONG-TERM COMPENSATION
                                                                 -----------------------------------
                                         ANNUAL COMPENSATION     SECURITIES
         NAME AND                      -----------------------   UNDERLYING          ALL OTHER
    PRINCIPAL POSITION        YEAR     SALARY ($)   BONUS ($)    OPTIONS (#)   COMPENSATION ($) (1)
--------------------------  ---------  ----------   ----------   -----------   ---------------------
Wayne M. Fortun                  1998    477,459       --            40,000          9,600
 President, Chief                1997    395,515      470,400       225,000          9,600
 Executive Officer and           1996    343,947       --           120,000          8,350
 Chief Operating Officer

Jeffrey W. Green                 1998    225,014       --            --              9,600
 Chairman of the Board           1997    257,856      189,000        --              9,600
                                 1996    405,197       --            90,000          8,030

John A. Ingleman                 1998    211,546       --            17,370         10,200
 Vice President, Chief           1997    191,364      147,420        15,000          9,000
 Financial Officer and           1996    175,614       --             9,300          4,500
 Secretary

Richard J. Penn                  1998    204,290       --            16,570         10,984
 Vice President of Sales         1997    173,671      132,308        75,000          9,011
 and Marketing                   1996    141,270       --             6,750          5,022

R. Scott Schaefer                1998    200,850       --            16,570         10,708
 Vice President and Chief        1997    179,443      136,837        15,000          8,354
 Technical Officer               1996    170,630       --             9,000          4,500

------------------------

(1) Amounts for fiscal year 1998 represent Company matching cash contributions under the Company's 401(k) Plan.

                                 OPTION TABLES

    The following tables summarize stock option grants to and exercises by the Named Executive Officers during the fiscal year ended September 27, 1998, and certain other information relative to such options:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
---------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                         PERCENT OF                                            ANNUAL RATES OF STOCK
                        SECURITIES      TOTAL OPTIONS                                          PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO      EXERCISE OR                              OPTION TERM (3)
                      OPTIONS GRANTED   EMPLOYEES IN     BASE PRICE                            ----------------------
        NAME              (#) (1)        FISCAL YEAR     ($/SHR) (2)      EXPIRATION DATE        5% ($)     10% ($)
--------------------  ---------------  ---------------  -------------  ----------------------  ----------  ----------

Wayne M. Fortun             40,000            11.08           24.75         November 19, 2007     622,800   1,578,000

Jeffrey W. Green            --               --              --                  --                --          --

John A. Ingleman            17,370             4.81           24.75         November 19, 2007     270,451     685,247

Richard J. Penn             16,570             4.59           24.75         November 19, 2007     257,995     653,687

R. Scott Schaefer           16,570             4.59           24.75         November 19, 2007     257,995     653,687

------------------------

(1) All such options are granted under either the Company's 1988 Stock Option Plan (the "1988 Plan"), or the Company's 1996 Incentive Plan (the "1996 Plan"). Of the total number of such options granted to each Named Executive Officer, 4,040 are intended to be "incentive stock options" as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and the remainder are non-statutory stock options. Such options generally are not exercisable for one year after the date of grant. Such options become immediately exercisable, however, upon (a) death or disability of the holder, (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company), or (c) cancellation of such options by the Committee, which administers the 1988 Plan and the 1996 Plan, in the event of the proposed dissolution or liquidation of the Company or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions. The holder is permitted to pay the exercise price and (if permitted by the Committee and subject to certain restrictions) any withholding taxes due upon exercise with either cash or shares of Common Stock.

(2) The exercise price of such options is not less than the Fair Market Value (as defined in the 1988 Plan or the 1996 Plan, as the case may be) of a share of Common Stock at the time of grant.

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission ("SEC"), and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                         SHARES        VALUE        FISCAL YEAR-END (#)        FISCAL YEAR-END ($) (2)
                       ACQUIRED ON    REALIZED   --------------------------  ---------------------------
        NAME          EXERCISE (#)    ($) (1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------  -------------  ----------  -----------  -------------  ------------  -------------
Wayne M. Fortun            --            --         574,170        40,000       3,255,691       --

Jeffrey W. Green           60,000     1,432,500     351,300        --           3,281,684       --

John A. Ingleman           --            --          81,570        17,370         795,743       --

Richard J. Penn            --            --          81,750        16,570          56,207       --

R. Scott Schaefer          43,320       874,024      24,000        16,570          23,517       --

------------------------

(1) Market value of underlying securities on date of exercise minus the exercise price.

(2) Market value of underlying securities at fiscal year-end minus the exercise price.

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing, for a period of five fiscal years ended September 27, 1998, the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return of the S&P 500 Index and an index of a group of peer companies selected by the Company (the "Peer Composite Index"). The comparison of total shareholder returns assumes that $100 was invested on September 26, 1993 in each of the Company, the S&P 500 Index and the Peer Composite Index, and that dividends were reinvested when and as paid. The companies in the peer group are Adaptec Incorporated, Applied Magnetics Corporation, Komag Incorporated and Cirrus Logic Incorporated. The Company is not included in the peer group. In calculating the yearly cumulative total shareholder return of the Peer Composite Index, the shareholder returns of the companies included in the peer group are weighted according to the stock market capitalizations of such companies at the beginning of each period for which a return is indicated.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            HUTCHINSON      PEER       S&P 500

             Technology    Composite      Index
1993            $100.00      $100.00    $100.00
1994            $129.76       $84.18    $100.45
1995            $323.81      $200.15    $127.12
1996            $179.76      $135.40    $149.94
1997            $475.00      $122.54    $206.55
1998            $256.25       $27.37    $228.30

                                    HTI'S FISCAL YEAR ENDING

                                  1993       1994       1995       1996       1997       1998
Hutchinson Technology           $  100.00  $  129.76  $  323.81  $  179.76  $  475.00  $  256.25
Peer Composite                     100.00      84.18     200.15     135.40     122.54      27.37
S&P 500 Index                      100.00     100.45     127.12     149.94     206.55     228.30

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder require directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership of the Company's Common Stock and changes in such ownership with the SEC. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to fiscal year 1998, all required reports were filed on a timely basis during fiscal year 1998.

                            PROPOSAL TO APPROVE THE
                       HUTCHINSON TECHNOLOGY INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

    INTRODUCTION. On November 18, 1998, the Board of Directors approved, subject to shareholder approval, the Hutchinson Technology Incorporated Employee Stock Purchase Plan (the "Purchase Plan") and directed that the Purchase Plan be submitted to a vote of the shareholders at the meeting. If approved by the shareholders, the Purchase Plan will become effective on the date of such approval. The full text of the proposed Employee Stock Purchase Plan is set forth in Exhibit A to this Proxy Statement and the following summary description is qualified in its entirety by the full text of the Purchase Plan.

    PURPOSE. The purpose of the Purchase Plan is to provide the employees of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock of the Company (the "Common Stock") and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code, and shall be interpreted and administered in a manner consistent with such intent.

    ADMINISTRATION. The Purchase Plan will be administered by a committee of the Board of Directors (the "Committee"). The Committee is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of the Purchase Plan, and all such determinations shall be conclusive and binding on all parties. If the Board of Directors has not designated a committee to administer the Purchase Plan, then the Compensation Committee of the Board of Directors shall constitute the Committee.

    ELIGIBILITY AND NUMBER OF SHARES. Up to 1,500,000 shares of Common Stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions.

    Any employee of the Company or, subject to approval by the Board of Directors, a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period so long as the employee is customarily employed at least 20 hours per week. "Purchase Period" means each quarter of the Company's fiscal year.

    Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an election form with the Company at any time during the Purchase Period. The election to authorize payroll deductions will be effective as soon as administratively feasible after the election form is filed and will continue to be effective until the employee modifies his or her authorization or ceases to be eligible to participate in the Purchase Plan.

    No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

    As of December 1, 1998, the Company had approximately 8,175 employees who would be eligible to participate in the Purchase Plan.

    PARTICIPATION. An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified whole percentage from 1% to 10% of the employee's Compensation (as defined in the Purchase Plan). A participant may, at any time during a Purchase Period, direct the Company to increase or decrease the amount of deductions (within those limits), make no further deductions or elect to withdraw some or all of the balance of his or her payroll deductions from the Purchase Plan at any time before the end of a Purchase Period. The amount of such a withdrawal will be paid to the participant in cash within 15 days after receipt of notice of the withdrawal by the Company. Unless the participant elects otherwise, withdrawal of some or all of the participant's payroll deductions from the Purchase Plan will not alter the participant's future payroll deductions.

    Amounts deducted under the Purchase Plan will be held by the Company as part of its general assets until the end of the Purchase Period and then applied to the purchase of Common Stock. No interest will be credited to a participant for amounts withheld.

    PURCHASE OF STOCK. Amounts deducted for a participant in the Purchase Plan will be used to purchase Common Stock as of the last day of the Purchase Period at a price equal to 85% of the Fair Market Value (as defined in the Purchase
Plan) of a share of Common Stock on the last day of the Purchase Period. All amounts so deducted will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amount, unless the participant has properly notified the Company that he or she elects to purchase a lesser number of shares of Common Stock or to receive all or a portion of the amount in cash.

    If purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares of Common Stock. Any amount not used to purchase shares of Common Stock will be refunded to the participant in cash.

    Certificates for the number of shares of Common Stock purchased by a participant will be issued and delivered to him or her only upon request.

    No more than $25,000 in Fair Market Value of shares of Common Stock may be purchased under the Purchase Plan and all other employee stock purchase plans by any participant for each calendar year.

    DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT. If the employment of a participant is terminated for any reason, including death, disability or retirement, the amounts previously withheld will be refunded in cash to the participant within 15 days after the date of termination of employment.

    RIGHTS NOT TRANSFERABLE. The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No rights of any participant in the Purchase Plan may be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution.

    AMENDMENT OR MODIFICATION. The Board of Directors may at any time amend the Purchase Plan in any respect that will not adversely affect the rights of participants pursuant to shares of Common Stock previously acquired under the Purchase Plan, except that approval by the shareholders of the Company is required to (i) increase the number of shares of Common Stock reserved under the Purchase Plan, or (ii) change the designation of corporations whose employees may be eligible to participate in the Purchase Plan.

    TERMINATION. All rights of participants under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares of Common Stock remaining available for purchase, or (ii) at any time, at the discretion of the Board of Directors. Except as otherwise determined by the Board of Directors, upon termination of the Purchase Plan, the Company will pay to each participant cash in an amount equal to the balance previously withheld from the participant and not used to purchase Common Stock.

    FEDERAL TAX CONSIDERATIONS. Payroll deductions under the Purchase Plan will be made after taxes. Participants will not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares of Common Stock acquired under the Purchase Plan or the death of the participant. Participants who hold their shares of Common Stock for more than two years or die while holding their shares of Common Stock will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of disposition or death over the purchase price paid by the participant, or (ii) the excess of the fair market value of the shares of Common Stock on the date they were purchased over the purchase price paid by the participant. If the two-year holding period has been satisfied when the participant sells the shares of Common Stock or if the participant dies while holding the shares of Common Stock, the Company will not be entitled to any deduction in connection with the disposition of such shares by the participant.

    Participants who dispose of their shares of Common Stock within two years after the shares of Common Stock were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of Common Stock on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

    Participants will have a basis in their shares of Common Stock equal to the purchase price of their shares of Common Stock plus any amount that must be treated as ordinary income at the time of disposition of the shares of Common Stock, as explained above. Any additional gain or loss realized on the disposition of shares of Common Stock acquired under the Purchase Plan will be capital gain or loss.

VOTING REQUIREMENTS AND RECOMMENDATION

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present and entitled to vote in person or by proxy at the meeting is required for approval of the

Purchase Plan. Proxies solicited by the Board of Directors will be voted for approval of the Purchase Plan, unless shareholders specify otherwise in their proxies.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE PURCHASE PLAN.

           RELATIONSHIP WITH AND APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of Arthur Andersen LLP, independent public accountants, has been the auditors for the Company since 1979. The Board of Directors again has selected Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending September 26, 1999, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending September 26, 1999.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

                                    GENERAL

    The Annual Report of the Company for the fiscal year 1998, including financial statements, is being mailed with this Proxy Statement.

    As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

    The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, director-nominees, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

    SHAREHOLDERS WHO WISH TO OBTAIN A COPY OF THE COMPANY'S 10-K ANNUAL REPORT, TO BE FILED WITH THE SEC FOR THE FISCAL YEAR ENDED SEPTEMBER 27, 1998, MAY DO SO WITHOUT CHARGE BY WRITING TO JOHN A. INGLEMAN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE COMPANY'S OFFICES, 40 WEST HIGHLAND PARK, HUTCHINSON, MINNESOTA 55350.

                                          By Order of the Board of Directors,

                                          /s/ John A. Ingleman

                                          John A. Ingleman
                                          SECRETARY

Dated: December 17, 1998

                                                                       EXHIBIT A

                       HUTCHINSON TECHNOLOGY INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE AND SCOPE OF PLAN. The purpose of this Hutchinson Technology Incorporated Employee Stock Purchase Plan (the "Plan") is to provide the employees of Hutchinson Technology Incorporated (the "Company") and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, and shall be interpreted and administered in a manner consistent with such intent.

    2.  DEFINITIONS.

        2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:

        (a) "Affiliate" means each domestic or foreign corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision and whose participation in the Plan the Board of Directors has expressly approved.

        (b) "Board of Directors" means the Board of Directors of the Company.

        (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (d) "Committee" means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under Section 13.

        (e) "Common Stock" means the par value $.01 per share common stock of the Company.

        (f) "Company" means Hutchinson Technology Incorporated.

        (g) "Compensation" means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.

        (h) "Disinterested Person" means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

        (i) "Eligible Employee" means any employee of the Company or an Affiliate whose customary employment is at least 20 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

        (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        (k) "Fair Market Value" of a share of Common Stock as of any date means, if the Company's Common Stock is listed on a national securities exchange or traded in the national market system, the mean between the high and low sale prices for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

        (l) "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

        (m) "Plan" means this Hutchinson Technology Incorporated Employee Stock Purchase Plan, as amended from time to time.

        (n) "Purchase Period" means a fiscal quarter corresponding with the fiscal year of the Company.

        (o) "Recordkeeping Account" means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

    3. SCOPE OF THE PLAN. Shares of Common Stock may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 1,500,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges.

    4. ELIGIBILITY AND PARTICIPATION. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the last day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing with the Company an election form that authorizes regular payroll deductions from Compensation beginning as soon as administratively feasible following the filing of the election form and continuing until such Participant modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

    5.  AMOUNT OF COMMON STOCK EACH ELIGIBLE EMPLOYEE MAY PURCHASE.

        5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the maximum number of shares of Common Stock (including fractional shares) that can be purchased at the price specified in Section 5.2 with the entire balance in the Participant's Recordkeeping Account; provided, however, that no more than $25,000 in Fair Market Value (determined as of the last day of each Purchase Period) of shares of Common Stock may be purchased under the Plan and all other employee stock purchase plans (within the meaning of Section 423(b) of the Code), if any, of the Company and its Affiliates by any Participant for each calendar year. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock which may be sold.

        5.2. The purchase price of each share of Common Stock sold pursuant to this Plan will be 85% of the Fair Market Value of such share on the last day of the Purchase Period.

    6.  METHOD OF PARTICIPATION.

        6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The Company contemplates that for tax purposes the last day of a Purchase Period will be the date of the offering of such shares.

        6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld as a payroll deduction, but not exceeding ten percent (10%) per pay period. An election to authorize payroll deductions as described herein shall be effective as soon as administratively feasible following the filing of the election form and shall remain in effect unless and until such Participant modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

    7.  RECORDKEEPING ACCOUNT.

        7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

        7.2. No interest will be credited to a Participant's Recordkeeping Account.

        7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

        7.4. A Participant may not make any separate cash payment into a Recordkeeping Account.

    8.  RIGHT TO ADJUST PARTICIPATION; WITHDRAWALS FROM RECORDKEEPING ACCOUNT.

        8.1. A Participant may at any time direct the Company to make no further deductions from his or her Compensation or to increase or decrease the percentage amount of such deductions from future Compensation, subject to the limitation in Section 6.2. As soon as administratively feasible following any such action, future payroll deductions with respect to such Participant shall cease or shall be increased or decreased in accordance with the Participant's direction.

        8.2. At any time before the end of a Purchase Period, any Participant may request a withdrawal of all or any portion of the balance in such Participant's Recordkeeping Account. Within 15 days after such request, the Company will pay to the Participant in cash all or such portion of the Participant's Recordkeeping Account. Unless the Participant elects otherwise, a request for a withdrawal from the Participant's Recordkeeping Account will not alter future payroll deductions.

        8.3. Notification of a Participant's election to increase, decrease, or terminate deductions, or to withdraw all or any portion of the balance in such Participant's Recordkeeping Account shall be made by signing and filing with the Company an appropriate form developed by the Committee.

    9. TERMINATION OF EMPLOYMENT. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant's Recordkeeping Account will be refunded in cash to the Participant within 15 days after the date of termination of employment.

    10.  PURCHASE OF SHARES.

        10.1. As of the last day of the Purchase Period, the entire balance in each Participant's Recordkeeping Account will be used to purchase shares (including fractional shares) of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (which either elects to purchase a specified number of shares which is less than the number described above or elects to receive all or a portion of the balance in cash). Any amount in a Participant's Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant.

        10.2. Certificates for the number of shares of Common Stock purchased by each Participant shall be issued and delivered to him or her upon request after the end of each Purchase Period.

    11. RIGHTS AS A SHAREHOLDER. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to shares of Common Stock, including the right to receive any dividends which may be declared by the Company, until (a) he or she actually has paid the purchase price for such shares, and (b) certificates for such shares have been issued to him or her, both as provided in Section 10.

    12. RIGHTS NOT TRANSFERABLE. A Participant's rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

    13. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties. If the Board of Directors has not designated a committee to administer this Plan, then the Compensation Committee of the Board of Directors shall constitute the Committee.

    14. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, may be adjusted appropriately by the Committee.

    15. REGISTRATION OF CERTIFICATES. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company.

    16. AMENDMENT OF PLAN. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without shareholder approval, no amendment shall be made to (a) increase the number of shares reserved under this Plan, or (b) change the designation of corporations whose employees may be eligible to participate in the Plan.

    17. EFFECTIVE DATE OF PLAN. This Plan shall be effective upon approval thereof by the shareholders of the Company. All rights of Participants in any offering hereunder shall terminate at the earlier of (a) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (b) at any time, at the discretion of the Board of Directors. Except as otherwise determined by the Board of Directors, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire balance in such Participant's Recordkeeping Account.

    18. GOVERNMENTAL REGULATIONS AND LISTING. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national market system covering the shares of Common Stock under the Plan upon official notice of issuance.

    19.  MISCELLANEOUS.

        19.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

        19.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

        19.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

PROXY
                       HUTCHINSON TECHNOLOGY INCORPORATED
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 26, 1999

    The undersigned, revoking any proxy heretofore given, hereby appoints Jeffrey W. Green, Wayne M. Fortun and Harry C. Ervin, Jr., and each of them, as Proxies, each with full power of substitution, for and in the name of the undersigned to vote, as designated below, and on the reverse side hereof, all the shares of Common Stock of Hutchinson Technology Incorporated registered in the name of the undersigned at the close of business on November 30, 1998, upon the following matters more fully described in the Notice of and Proxy Statement for the Annual Meeting of Shareholders to be held on January 26, 1999, and at any adjournment thereof.

 1. Election of Directors. Nominees of the Board of Directors are W. Thomas Brunberg, Archibald Cox, Jr., James E. Donaghy, Harry C. Ervin, Jr., Wayne M. Fortun, Jeffrey W. Green, Steven E. Landsburg and Richard C. Solom.
    / /  FOR ALL NOMINEES LISTED ABOVE      / /  WITHHOLD AUTHORITY
         except vote withheld from the           to vote for all
         following nominee(s),                   nominees listed above
         if any:
    --------------------------------------------------------------------
 2. Proposal to approve the Hutchinson Technology Incorporated Employee Stock Purchase Plan.
    / /  FOR             / /  AGAINST             / /  ABSTAIN
 3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the 1999 fiscal year.
    / /  FOR             / /  AGAINST             / /  ABSTAIN

 4. ANY OTHER BUSINESS WHICH MAY PROPERLY BE CONSIDERED AND ACTED UPON AT SAID MEETING.

    THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                                Dated: ______________ , 19___

                                              Please sign exactly as this proxy
                                                        is addressed.
                                              __________________________________
                                              __________________________________
                                                         (Signature)

                                              Joint owners should each sign
                                              personally. When signing as
                                              attorney, executor, administrator,
                                              guardian, custodian, or corporate
                                              official, sign name and title.